Exhibit 8.1

[LETTERHEAD OF BINGHAM McCUTCHEN LLP]

July 6, 2010

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Trust 2010-1 Student Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The Student Loan Corporation and SLC Student Loan Receivables I, Inc. (the “Depositor”) in connection with the issuance by SLC Student Loan Trust 2010-1 (the “Trust”) of its Student Loan-Backed Notes, Class A (the “Notes”) pursuant to a prospectus dated June 28, 2010 (the “Base Prospectus”), as supplemented by a prospectus supplement dated July 1, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

A registration statement of the Depositor on Form S-3 relating to the Notes (File No. 333-164557) relating to the proposed offering from time to time in one or more series by one or more trusts of Student Loan-Backed Notes was filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2010 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), together with Amendment No. 1 thereto filed with the Commission on March 17, 2010, and as declared effective on March 19, 2010.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the indenture, dated as of July 6, 2010, among the Trust, Citibank, N.A., as eligible lender trustee on behalf of the Trust, U.S. Bank National Association, as indenture trustee, and Citibank, N.A., as indenture administrator.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion statements in the Prospectus Supplement under the headings “Summary—Certain U.S. Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations,” and in the Base Prospectus under the headings “Prospectus Summary—U.S. Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations,” insofar as they describe certain provisions of federal tax law or federal tax legal conclusions, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Base Prospectus and under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP